THE ASSOCIATES


NEWS

FOR IMMEDIATE RELEASE


THE ASSOCIATES: THIRD QUARTER EARNINGS GROW 22%

Net Earnings $386.8 million, up 22%
Net Earnings Per Share 53 cents, up 16%
Managed Receivables $81.7 billion, up 24%

DALLAS (Oct. 12, 1999) - Associates First Capital Corporation
(NYSE:AFS) today reported that it set earnings records for the third quarter and for the first nine months of the year, based on balanced growth in earning assets across all its lines of business.

"We are pleased to note that internal growth was strong for the quarter, following the integration of our largest acquisition - Avco Financial Services - and continued success in our other lines of business," said Keith W. Hughes, chairman and chief executive officer of The Associates.

Third quarter financial results included the following highlights:

* Net earnings for the quarter reached $ 386.8 million, a 22% increase over the third quarter of 1998. For the first nine months of 1999, net earnings totaled $1.08 billion, a record for the period and up 21% from 1998.

* Net earnings per share (diluted) for the quarter were $0.53, 16% greater than the prior year. For the first nine months, net earnings per share reached $1.48, a 16% increase over 1998.
(more)

The Associates 3Q Earnings
Oct. 12, 1999
Page Two


* Managed receivables at the end of the period were $81.7 billion, 24% greater than a year ago.

* Return on managed assets for the quarter was 1.71% , marking a continued trend toward pre-Avco-acquisition levels.

"The integration activities related to our acquisitions are substantially complete," Hughes added. "We have incorporated the branches we acquired, integrated information systems, sold the assets we identified for disposal and completed the other elements of our capital plan. During the third quarter, our new business operating platforms produced the results we had projected for the period."

The international businesses continued their strong performance, led by the operations in Japan, and the expanded international presence provided by the Avco acquisition.

Commercial operations continued to focus on increasing margins and enhancing credit quality during the quarter. Growth was led by the transportation and equipment businesses, both of which benefited from the continued strength of the key markets they serve.

Domestic consumer lending activities were realigned into separate home equity and consumer branch units during the quarter to take advantage of the company's strength in each market and to allow these units to focus on their most profitable products. In home equity, the Associates Freedom Loan - an innovative consumer lending product announced July 1 - contributed to record volume in each month of the quarter.

The Associates 3Q Earnings
Oct. 12, 1999
Page Three

During the quarter, the company announced an agreement to acquire the Citgo private label card portfolio, strengthening the company's position as the largest issuer of oil company private label cards in the United States. The Associates also announced an agreement to provide a private label credit card program to Value America, a leading internet-based retailer.

Hughes said the third quarter highlighted the strengths that distinguish The Associates -- balanced growth across a diversified portfolio of businesses, outstanding domestic market coverage with great prospects for continued international growth, and a disciplined approach to acquisitions.

Associates First Capital Corporation, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services. The Associates has operations in the United States and 13 international markets. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization. For more information, visit The Associates Web site at www.theassociates.com.

This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended Dec. 31, 1998, filed with the Securities and Exchange Commission.
# # #



Contact information

News media:         (972) 652-4522
                    corporate_communications@afcc.com

Security Analysts:  (972) 652-7294
                    investor_relations@afcc.com

Shareholders:       1-888-NYSE-AFS


THE ASSOCIATES
FINANCIAL HIGHLIGHTS

                                            Three Months Ended or at
($ millions - except earnings per share)     09/30/99      09/30/98    %Change
------------------------------------------------------------------------------
Net earnings
     Amount                               $      386.8  $      317.6     22
     Return on average equity                    16.67 %       18.68 %
     Return on average adjusted equity           18.44         20.94
     Return on average assets                     1.83          1.97
     Return on average managed assets             1.71          1.84
Net earnings per diluted share  (1)       $       0.53  $       0.46     16

Key Data (Managed)
Total revenue                             $    3,310.3  $    2,524.4     31
Net interest margin (% avg. mgd. recs.)           9.13 %        8.90 %
Efficiency ratio                                  44.7          43.9
Credit quality
     60+days contractual delinquency              2.81 %        2.39 %
     Credit loss ratio (% avg. mgd. recs.)        2.73          2.38

Balance Sheet Information
Stockholders' equity
Allowance for losses                      $    2,170.9  $    1,865.0
    % of net receivables                          3.20 %        3.24 %
    Multiple to net losses  (2)                   1.63 x        1.70 x

                                            Nine Months Ended or at
($ millions - except earnings per share)     09/30/99      09/30/98    %Change
------------------------------------------------------------------------------
Net earnings
     Amount                               $    1,081.7  $      891.5     21
     Return on average equity                    16.03 %       18.05 %
     Return on average adjusted equity           17.75         20.45
     Return on average assets                     1.73          1.93
     Return on average managed assets             1.63          1.81
Net earnings per diluted share  (1)       $       1.48  $       1.28     16

Managed receivables                       $   81,706.5  $   66,153.4     24
Total managed assets                      $   92,342.4  $   70,649.8     31

Key Data (Managed)
Total revenue                             $    9,743.1  $    7,244.9     34
Net interest margin (% avg. mgd. recs.)           9.09 %        8.88 %
Efficiency ratio                                  46.3          43.5
Credit quality
     60+days contractual delinquency              2.81 %        2.39 %
     Credit loss ratio (% avg. mgd. recs.)        2.74          2.35

Balance Sheet Information
Stockholders' equity                      $    9,471.9  $    6,967.1     36
Allowance for losses                      $    2,170.9  $    1,865.0
    % of net receivables                          3.20 %        3.24 %
    Multiple to net losses  (2)


   (1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.

   (2) The multiple to net losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.

THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT - Page 1

Pro Forma Managed Basis Income Statement and Key Data
-----------------------------------------------------------------------------------------------
                                          Three Months Ended or at        Change from Prior Year
($ millions)                          09/30/99   06/30/99    09/30/98       Amount     Percent
------------------------------------------------------------------------------------------------
Revenue
     Finance charges                $  2,897.3 $   2,802.8 $  2,330.8   $     566.5      24.3 %
     Insurance premiums                  268.7       260.5      110.0         158.7     144.3
     Investment and other income         144.2       184.0       83.6          60.6      72.6
                                    ---------- ----------- ----------   -----------
                                       3,310.2     3,247.3    2,524.4         785.8      31.1

Expenses
     Interest expense                  1,074.8     1,036.1      882.6         192.2      21.8
     Operating expenses                  948.9       971.5      705.2         243.7      34.6
     Provision for losses                556.6       551.5      397.9         158.7      39.9
     Insurance benefits paid or
      provided                           111.3       115.2       34.2          77.1       N/M
                                    ---------- ----------- ----------   -----------
                                       2,691.6     2,674.3    2,019.9         671.7      33.3
                                    ---------- ----------- ----------   -----------
Earnings before provision for
 income taxes                            618.6       573.0      504.5         114.1      22.6
Provision for income taxes               231.8       214.9      186.9          44.9      24.1
                                    ---------- ----------- ----------   -----------
Net earnings                        $    386.8 $     358.1 $    317.6   $      69.2      21.8 %
                                    ========== =========== ==========   ===========
Net earnings per diluted share
 (whole $) (1)                      $     0.53 $      0.49 $     0.46   $      0.07      15.9 %
Equivalent shares for diluted
 EPS calculation (000's) (1)           731,586     732,738    696,453        35,133

Key Data ($ millions)
------------------------------------------------------------------------------------------------
Net interest margin
 (% avg. mgd. recs.)                      9.13 %      9.14 %     8.90 %
Efficiency ratio  (managed)               44.7        46.4       43.9
Net credit losses
 (as a % of avg. mgd. recs.)              2.73        2.78       2.38
Delinquency ratio
 (% of mgd. gross recs.)                  2.81        2.68       2.39

Managed Receivables
     End of period                  $ 81,706.5 $  78,530.0 $ 66,153.4   $  15,553.1      23.5 %
     Average                          79,868.2    77,355.4   65,108.9      14,759.3      22.7
Managed Assets
     End of period                    92,342.4    91,331.3   70,649.8      21,692.6      30.7
     Average                          90,393.6    88,301.5   69,149.0      21,244.6      30.7


(1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.

THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT - Page 2

Managed Receivables ($ millions)
------------------------------------------------------------------------------------------------
                                                                      Change from Prior Year
Outstanding at End of Period (1)   09/30/99   06/30/99    09/30/98      Amount     Percent
------------------------------------------------------------------------------------------------
     Home equity                 $ 26,457.9 $  25,109.3 $ 21,924.5   $  4,533.4      20.7 %
     Personal loans / retail
      sales finance                15,498.6    14,843.5   10,499.4      4,999.2      47.6
     Truck and truck trailer       12,870.9    12,252.6   10,470.5      2,400.4      22.9
     Credit card                   11,112.0    10,667.8    7,969.7      3,142.3      39.4
     Equipment                      6,863.6     6,723.1    5,813.8      1,049.8      18.1
     Manufactured housing           5,500.4     5,602.3    4,822.0        678.4      14.1
     Fleet leasing                  2,050.9     2,012.0    1,584.0        466.9      29.5
     Recreational vehicles             -          -        1,988.6     (1,988.6)      N/M
     Warehouse and other            1,352.2     1,319.4    1,080.9        271.3      25.1
                                 ---------- ----------- ----------   ----------
       Total                     $ 81,706.5 $  78,530.0 $ 66,153.4   $ 15,553.1      23.5 %
                                 ========== =========== ==========   ==========

                                                                      Change from Prior Year
Average Outstanding (1)            09/30/99   06/30/99    09/30/98      Amount     Percent
-----------------------------------------------------------------------------------------------
     Home equity                 $ 25,681.8 $  24,964.2 $ 21,442.0   $  4,239.8      19.8 %
     Personal loans / retail
      sales finance                15,102.5    15,036.5   10,373.3      4,729.2      45.6
     Truck and truck trailer       12,519.8    11,818.1   10,386.1      2,133.7      20.5
     Credit card                   10,882.5    10,612.0    7,931.2      2,951.3      37.2
     Equipment                      6,751.5     6,409.5    5,787.9        963.6      16.6
     Manufactured housing           5,560.9     5,520.7    4,632.2        928.7      20.0
     Fleet leasing                  2,011.5     1,595.2    1,597.0        414.5      26.0
     Recreational vehicles             -          -        1,933.5     (1,933.5)      N/M
     Warehouse and other            1,357.7     1,399.2    1,025.7        332.0      32.4
                                 ---------- ----------- ----------   ----------
        Total                    $ 79,868.2 $  77,355.4 $ 65,108.9   $ 14,759.3      22.7 %
                                 ========== =========== ==========   ==========

(1)  Includes servicing portfolio and receivables held for securitization.

THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT - Page 3


Credit Quality
----------------------------------------------------------------------------------
60+Days Contractual                                   Three Months Ended or at
Delinquency (as a % of Mgd. Gross Receivables)   09/30/99     06/30/99     09/30/98
-----------------------------------------------------------------------------------
   Home equity                                       3.10 %      3.05 %       2.63 %
   Personal loans / retail sales finance             3.91        3.80         3.90
   Truck and truck trailer                           1.50        1.43         1.34
   Credit card                                       4.45        4.13         4.29
   Equipment                                         1.24        0.90         0.91
   Manufactured housing                              1.77        1.65         1.34
   Fleet leasing                                     0.75        1.06         0.53
   Recreational vehicles                               -            -         0.06
            Total  (managed)                         2.81 %      2.68 %       2.39 %

Net Credit Losses (as a % of Avg. Mgd. Receivables)
------------------------------------------------------------------------------------
   Home equity                                       1.44 %      1.28 %       1.11 %
   Personal loans / retail sales finance             5.35        5.32         5.43
   Truck and truck trailer                           0.64        0.70         0.37
   Credit card                                       6.83        7.55         7.62
   Equipment                                         0.37        0.56         0.33
   Manufactured housing                              2.80        2.07         1.39
   Fleet leasing                                     0.03        0.03         0.05
   Recreational vehicles                               -            -         0.19
            Total (managed)                          2.73 %      2.78 %       2.38 %

Loss Coverage (on-balance sheet)
------------------------------------------------------------------------------------
   Allowance for losses                     $     2,170.9 $   2,139.4 $    1,865.0
    % of net finance receivables                  3.20 %      3.14 %       3.24 %
    Multiple to net losses  (1)                   1.63 x      1.63 x       1.70 x

 (1) The multiple to net losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.

THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT - Page 4


Income Statement and Balance Sheet Items
----------------------------------------------------------------------------------------------
CAPTION>
                                    Three Months Ended or at       Change from Prior Year
Income Statement ($ millions)    09/30/99    06/30/99   09/30/98      Amount   Percent
---------------------------------------------------------------------------------------------
Revenue
     Finance charges          $    2,241.6 $  2,262.1 $  1,930.6   $    311.0    16.1%
     Insurance premiums              268.7      260.5      110.0        158.7   144.3
     Investment and other
      income                         530.3      466.8      264.1        266.2   100.8
                              ------------ ---------- ----------   ----------
                                   3,040.6    2,989.4    2,304.7        735.9    31.9

Expenses
     Interest expense                992.5      965.3      807.3        185.2    22.9
     Operating expenses              948.9      971.5      705.2        243.7    34.6
     Provision for losses            369.3      364.4      253.5        115.8    45.7
     Insurance benefits paid
      or provided                    111.3      115.2       34.2         77.1     N/M
                              ------------ ---------- ----------   ----------
                                   2,422.0    2,416.4    1,800.2        621.8    34.5
Earnings before taxes                618.6      573.0      504.5        114.1    22.6
Provision for income taxes           231.8      214.9      186.9         44.9    24.1
                              ------------ ---------- ----------   ----------
Net earnings                  $      386.8 $    358.1 $    317.6   $     69.2    21.8 %
Net earnings per diluted      ============ ========== ==========   ==========
 share(whole $)               $       0.53 $     0.49 $     0.46   $     0.07    15.9 %
Equivalent shares for
 diluted EPS calculation
 (000's) (1)                       731,586    732,738    696,453       35,133



Balance Sheet Items ($ millions)
------------------------------------------------------------------------------------------------
Net Receivables
 End of period
   Home equity                $   26,334.0 $ 24,972.0 $ 21,745.3   $  4,588.7    21.1 %
   Personal loans / retail
    sales finance                 15,498.6   14,843.5   10,499.4      4,999.2    47.6
   Truck and truck trailer        12,870.9   12,252.6   10,470.5      2,400.4    22.9
   Equipment                       6,863.6    6,723.1    5,813.8      1,049.8    18.1
   Manufactured housing              683.7    4,201.0    3,194.9     (2,511.2)  (78.6)
   Credit card                     2,263.2    1,803.4    2,749.7       (486.5)  (17.7)
   Fleet leasing                   2,050.9    2,012.0    1,584.0        466.9    29.5
   Recreational vehicles               -          -        411.9       (411.9)    N/M
   Warehouse and other             1,352.2    1,319.4    1,080.9        271.3    25.1
                              ------------ ---------- ----------   ----------
     Total                    $   67,917.1 $ 68,127.0 $ 57,550.4   $ 10,366.7    18.0 %
                              ============ ========== ==========   ==========
   Average                    $   66,133.2 $ 67,039.1 $ 56,502.2   $  9,631.0    17.0 %

Total Assets
   End of period              $   84,958.8 $ 85,894.1 $ 66,105.3   $ 18,853.5    28.5 %
   Average                        84,658.8   83,473.6   64,515.5     20,143.3    31.2
Debt                              70,434.7   72,471.2   56,844.2     13,590.5    23.9
Stockholders' Equity
   End of period              $    9,471.9 $  9,109.8 $  6,967.1
   Per share
   (whole $) (1)                     13.01      12.51      20.12
   Average                         9,280.3    9,003.4    6,802.9


(1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.
